Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	For More Information Contact:
April 20, 2004	Susan Knight, Chief Financial Officer (952)937-4000 Paul Runice, Treasurer (952) 937-4003

MTS Reports Strong Second Quarter Earnings and Confirms 2004 EPS Guidance

Eden Prairie, Minn., April 20, 2004 – MTS Systems Corporation (NASDAQ: MTSC) today reported net income of $6.5 million, or $0.30 per diluted share, for its second quarter ended March 27, 2004, a 63 percent increase compared to net income of $4.0 million, or $0.19 per diluted share, for the second quarter of fiscal 2003. Second quarter income before discontinued operations of $6.5 million, or $0.30 per diluted share, was essentially flat compared to prior year income before discontinued operations of $6.4 million, or $0.30 per diluted share.

Second quarter orders were $87.5 million, an increase of 11 percent compared to orders of $78.8 million for second quarter of fiscal 2003, driven by increased Test segment volume in Europe and Asia and the receipt of a $10 million order in the ground vehicles market. Backlog decreased approximately 3 percent in the quarter, from $222 million to $216 million, reflecting the second quarter cancellation of a $10 million order, partially offset by favorable currency translation.

“As projected, earnings delivered in the quarter were up strongly due to the previous divestiture of under-performing businesses and improved operational performance across both segments,” said Sidney W. Emery, Jr., Chairman and CEO. “While overall orders increased, the North American marketplace did not show signs of recovery. Based on the first half results, we are confirming our full year earnings per share guidance of $1.15-$1.20, which reflects anticipated second half investments in both business segments.”

Second quarter revenue was in line with the Company’s expectations at $88.2 million, a decrease of 5 percent compared to revenue of $93.2 million for the second quarter of fiscal 2003. This decrease was primarily due to prior year revenue associated with a large aerospace project that did not repeat in the current quarter. Additionally, $4.6 million of favorable currency translation offset lower volume compared to the prior year.

Second quarter income from operations was $9.2 million, an increase of 12 percent compared to income from operations of $8.2 million for the second quarter of fiscal 2003, primarily driven by higher margin product mix in both the Test and Industrial segments.

Cash flow provided by operations was approximately $19 million for the second quarter, driven by continued working capital improvement and strong earnings.

Segment Results

Test Segment:

Orders for the Test segment were $75.2 million for the second quarter, up 14 percent compared to orders of $65.7 million for second quarter of fiscal 2003, primarily due to improved volume in both Europe and Asia. Backlog decreased 2 percent, from $213 million to $208 million, reflecting a $10 million order

MTS News Release

cancellation in second quarter, partially offset by favorable currency translation. Second quarter revenue was $74.1 million, a decrease of 8 percent compared to $80.8 million for second quarter of fiscal 2003, primarily due to project timing and significant prior year revenue associated with a large aerospace project which did not repeat in the current quarter. Gross profit as a percent of revenue was 36.6 percent, an increase of 2.2 percentage points compared to 34.4 percent for second quarter of fiscal 2003, due to higher-margin revenue mix. The segment reported $7.3 million in income from operations, unchanged compared to the second quarter of fiscal 2003.

Industrial Segment:

Orders for the Industrial segment were $12.3 million for the second quarter, a decrease of 6 percent compared to orders of $13.1 million for second quarter of fiscal 2003. This decrease reflects the prior year receipt of a $1.5 million contract by AeroMet, partially offset by increased orders in the Sensors business. Backlog decreased 11 percent, from $9 million to $8 million. Revenue was $14.1 million for the second quarter, an increase of 14 percent compared to revenue of $12.4 million for second quarter of fiscal 2003, driven by increased volume in the Sensors business. Gross profit as a percent of revenue was 49.9 percent, an increase of 5.6 percentage points compared to 44.3 percent for second quarter of fiscal 2003, reflecting favorable product mix and one-time costs in the prior year associated with a canceled contract. Income from operations was $1.9 million, an increase of 111 percent compared to income from operations of $0.9 million for second quarter of fiscal 2003, driven by improved revenue volume and higher margins.

Second Quarter Conference Call

A conference call will be held on Wednesday, April 21, at 9:00 a.m. CDT (10:00 a.m. EDT). Call +1-630-395-0025; state the Passcode “Second Quarter” and conference leader “Chip Emery”. Telephone re-play will be available through 6:00 p.m. CDT, May 21, 2004. Call +1-402-220-4107 and state the Passcode “4006.”

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast image. The call will be archived through 6:00 p.m. CDT, July 21, 2004.

About MTS Systems Corporation

MTS Systems Corporation is a global supplier of testing products that help customers accelerate and improve their design, development, and manufacturing processes. MTS products are used for determining the mechanical behavior of materials, products, and structures and include computer-based testing and simulation systems, modeling and testing software, and consulting services. The Company is also a leading manufacturer of industrial position sensors. MTS had 1,630 employees and revenue of $340 million for the fiscal year ended September 27, 2003. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s SEC reports, including Form 10-K for the year ended September 27, 2003.

(more)

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended

	March 27, 2004	March 29, 2003	March 27, 2004	March 29, 2003

Revenue	$88,239	$93,236	$172,870	$177,675
Cost of sales	54,037	59,916	103,979	113,049

Gross profit	34,202	33,320	68,891	64,626

Operating expenses:
Selling	14,888	13,490	28,438	26,352
General and administrative	6,658	7,618	13,032	13,441
Research and development	3,458	4,043	7,060	7,623

Total operating expenses	25,004	25,151	48,530	47,416

Income from operations	9,198	8,169	20,361	17,210

Interest expense	(679)	(949)	(1,382)	(1,993)
Interest income	447	617	865	1,104
Other income, net	668	1,729	1,322	1,712

Income before income taxes and discontinued operations	9,634	9,566	21,166	18,033
Provision for income taxes	3,093	3,184	7,048	5,951

Income before discontinued operations	6,541	6,382	14,118	12,082

Discontinued operations:
Loss from discontinued operations, net of tax	—	(17)	—	(220)
Loss on sale of discontinued businesses, net of tax	—	(2,402)	—	(2,402)

Loss from discontinued operations, net of tax	—	(2,419)	—	(2,622)

Net income	$6,541	$3,963	$14,118	$9,460

Earnings per share:
Basic-
Income before discontinued operations	$0.31	$0.30	$0.67	$0.57
Discontinued operations:
Loss from discontinued operations, net of tax	—	—	—	(0.01)
Loss on sale of discontinued businesses, net of tax	—	(0.11)	—	(0.11)

Loss from discontinued operations, net of tax	—	(0.11)	—	(0.12)

Earnings per share	$0.31	$0.19	$0.67	$0.45

Weighted average number of common shares outstanding - basic	21,113	21,112	20,936	21,122

Diluted-
Income before discontinued operations	$0.30	$0.30	$0.65	$0.56
Discontinued operations:
Loss from discontinued operations, net of tax	—	—	—	(0.01)
Loss on sale of discontinued businesses, net of tax	—	(0.11)	—	(0.11)

Loss from discontinued operations, net of tax	—	(0.11)	—	(0.12)

Earnings per share	$0.30	$0.19	$0.65	$0.44

Weighted average number of common shares outstanding - diluted	22,021	21,404	21,752	21,379

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Balance Sheets
(unaudited — in thousands, except per share data)

	March 27, 2004	September 27, 2003

ASSETS
Current Assets:
Cash and cash equivalents	$161,034	$74,183
Short-term investments	--	58,560
Accounts receivable, net of allowances for doubtful accounts	65,040	59,637
Unbilled contracts and retainage receivable	22,397	21,939
Inventories	34,119	34,709
Prepaid expense	5,369	3,928
Current deferred tax asset	9,692	9,682
Other current assets	550	2,075
Assets held for sale	1,589	—

Total current assets	299,790	264,713

Property and Equipment:
Land	2,478	3,247
Buildings and improvements	46,601	47,031
Machinery and equipment	87,095	84,834
Accumulated depreciation	(82,582)	(78,908)

Total property and equipment, net	53,592	56,204

Goodwill	4,425	4,383
Other assets	2,295	2,562
Non-current deferred tax asset	2,529	2,516

Total Assets	$362,631	$330,378

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
Notes payable	$4,770	$383
Current maturities of long-term debt	6,848	6,839
Accounts payable	14,852	10,483
Accrued payroll-related costs	20,656	24,742
Advance payments from customers	48,485	40,456
Accrued warranty costs	5,271	4,862
Accrued income taxes	7,666	5,571
Other accrued liabilities	15,580	15,838

Total current liabilities	124,128	109,174

Deferred income taxes	6,502	6,265
Long-term debt, less current maturities	29,238	30,487
Other long-term liabilities	9,133	8,346

Total Liabilities	169,001	154,272

Shareholders' Investment:
Common stock, $.25 par; 64,000 shares authorized:
21,124 and 20,720 shares issued and outstanding	5,281	5,180
Additional paid-in capital	4,259	1,534
Retained earnings	173,682	162,076
Accumulated other comprehensive income	10,408	7,316

Total shareholders' investment	193,630	176,106

Total Liabilities and Shareholders' Investment	$362,631	$330,378